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                                                                    Exhibit 2.1
                                                                    -----------







                            STOCK PURCHASE AGREEMENT

                                     among

                                 TOIC LIMITED,
                                a Subsidiary of

                            GEM COMMUNICATIONS, LLC,
                                an Affiliate of

                        THE OFFICIAL INFORMATION COMPANY

                                      and

                                THE SHAREHOLDERS

                                       of

                               INTERGAME LIMITED





                               SEPTEMBER 1, 1998

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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of September 1, 1998 (the "STOCK PURCHASE AGREEMENT"), by and among TOIC LIMITED, an English corporation ("PURCHASER"), a Subsidiary of GEM COMMUNICATIONS, LLC, a Delaware limited liability company and an Affiliate of THE OFFICIAL INFORMATION COMPANY, a Delaware corporation ("GEM"), and the shareholders of INTERGAME LIMITED, an English corporation (the "COMPANY"), each of whom is listed on Schedule 1 hereto (each, a "SHAREHOLDER," and collectively, the "SHAREHOLDERS"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 1.1 hereof.

                             W I T N E S S E T H :

         WHEREAS, the Shareholders own all of the issued and outstanding shares of the common stock, (pound)1 par value per share, of the Company (the "SHARES"); each Shareholder owning, as of the date hereof, the number of Shares set forth opposite such Shareholder's name on Schedule 1 hereto;

         WHEREAS, Purchaser desires to purchase the Shares from the Shareholders and each of the Shareholders desires to sell such Shareholder's Shares to Purchaser, all upon the terms and subject to the conditions set forth in this Stock Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Certain Definitions.

         1.1 Defined Terms. As used in this Stock Purchase Agreement, the following terms shall have the meanings ascribed to such terms in this Section
1.1 (terms defined in the singular to have the correlative meaning in the plural and vice versa):

         "AFFILIATE" of any Person shall mean any entity which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         "AUDITED FINANCIAL STATEMENTS" shall mean the consolidated audited balance sheet of the Company as of May 31, 1998 and the related consolidated statements of income and changes in financial position for the fiscal year ended May 31, 1998, including the footnotes thereto, and the audit report thereon by Mills/McKown, independent certified public accountants.

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         "BALANCE SHEET" shall mean the balance sheet included with the Audited
Financial Statements.

         "BALANCE SHEET DATE" shall mean May 31, 1998, which is the date of the Balance Sheet.

         "CHRISTINE BUTTERWORTH SERVICE AGREEMENT" shall mean that certain Service Agreement to be entered into as of the Closing Date between Christine Butterworth and the Company, a copy of the form of which is attached hereto as Exhibit "A".

         "NEAL BARRINGTON SERVICE AGREEMENT" shall mean that certain Service Agreement to be entered into as of the Closing Date between Neal Barrington and the Company, a copy of the form of which is attached hereto as Exhibit "B".

         "BUSINESS DAY" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in Manchester, U.K., are authorized or required to be closed.

         "CLAIM" shall mean a claim by Purchaser for damages by reason of an alleged breach of a representation or warranty under Section 5 or for indemnification under Section 8.2 of this Agreement or under the Tax Covenant.

         "CLOSING" shall have the meaning ascribed to such term in Section 3.1 of this Stock Purchase Agreement.

         "CLOSING DATE" shall have the meaning ascribed to such term in Section
3.1 of this Stock Purchase Agreement.

         "CLOSING DATE BALANCE SHEET" shall have the meaning ascribed to such term in Section 2.2(b)(i) of this Stock Purchase Agreement.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY" shall have the meaning ascribed to such term in the introductory paragraph to this Stock Purchase Agreement.

         "DEED OF TAX COVENANT" or "TAX COVENANT" shall mean the deed to be entered into at Closing in the form of Exhibit "D".

         "DEFENSE" shall have the meaning ascribed to such term in Section 8.5 of this Stock Purchase Agreement.

         "DEPOSIT" shall mean the sum of (pound)300,000 (part of the Preliminary Purchase Price) to be deposited by Purchaser in accordance with
Section 2.2(a)(ii) and to be dealt with in accordance with Section 8.7(c).

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         "DEPOSIT ACCOUNT" means an interest bearing account designated
"Cobbetts & Charles Russell re: InterGame Limited", with The Royal Bank of Scotland, account number 201069286.

         "ENCUMBRANCE" shall mean any security interest, mortgage, lien, encumbrance, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attribute of ownership.

         "ENVIRONMENTAL LAWS" shall mean any United Kingdom or local law, statute, ordinance, regulation, rule, permit or administrative order relating to pollution or the protection of human health and environment, to the emission, discharge, release or threatened release of Hazardous Substances, or to the use, handling, generation, treatment, storage, disposal, or transportation of Hazardous Substances.

         "ENVIRONMENTAL LICENSES" shall mean any permit or license which is required under the Environmental Laws.

         "EQUITY SECURITY" shall mean any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for any equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; or any general partnership interest or any other direct or indirect equity or ownership interest in any business or right to acquire any such interest; or any security convertible, with or without consideration, into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

         "GAAP" shall mean generally accepted accounting principles in the United Kingdom.

         "GOVERNMENTAL BODY" shall mean any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

         "HAZARDOUS SUBSTANCE" shall include any waste, substance or material that is defined or regulated as hazardous or forms the basis for liability under the Environmental Laws and includes petroleum, asbestos or asbestos containing material, and polychlorinated biphenyls.

         "INCOME TAXATION" shall mean (a) foreign, federal, state or local income taxation, together with any interest or penalties or additions to tax imposed with respect thereto, and (b) any obligations under any agreements or arrangements with respect to any taxation described in clause (a) above.

         "INCOME TAX RETURNS" shall mean foreign, federal, state or local Tax Returns required to be filed with any Taxing Authority that include the Company that pertain to Income Taxation.

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         "INDEMNIFICATION MATTER" shall have the meaning ascribed to such term in Section 8.4 of this Stock Purchase Agreement.

         "INDEMNIFICATION NOTICE" shall have the meaning ascribed to such term in Section 8.4 of this Stock Purchase Agreement.

         "INDEMNITEE" shall have the meaning ascribed to such term in Section
8.4 of this Stock Purchase Agreement.

         "INDEMNITOR" shall have the meaning ascribed to such term in Section
8.4 of this Stock Purchase Agreement.

         "INTANGIBLE PROPERTY" shall mean all patents, trademarks, copyrights, service marks, tradenames, trade secrets, know-how, software, technical information, data and process technology of the Company, all applications for any of the foregoing, and all permits, grants, franchises and licenses and other rights running to or from the Company relating to any of the foregoing.

         "JUDGMENT" shall mean any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, Governmental Body, administrative agency, regulatory authority or arbitration tribunal.

         "LIABILITIES" shall mean all liabilities, claims or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) including, without limitation, unasserted claims or assessments.

         "MAGAZINES" shall mean those business-to-business publications produced monthly by the Company and known as InterGame, InterPark and InterGaming.

         "NONPARTISAN ACCOUNTANTS" shall have the meaning ascribed to such term in Section 2.2(b)(ii) of this Stock Purchase Agreement.

         "NOTICE OF OBJECTION" shall have the meaning ascribed to such term in
Section 2.2(b)(ii) of this Stock Purchase Agreement.

         "PENSION SCHEMES" shall mean those insurance contracts in favor of each Shareholder described on Schedule 5.13.

         "PERSON" shall mean any individual, corporation, partnership, joint venture, limited liability company, trust, association, unincorporated organization, other entity, or Governmental Body.

         "PRELIMINARY PURCHASE PRICE" shall be as defined in Section 2.2(a) of this Stock Purchase Agreement.

         "PROCEEDING" shall mean any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

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         "PRO RATA SHARE" with respect to each Shareholder shall mean the percentage set forth opposite such Shareholder's name on Schedule 1 hereto.

         "PURCHASE PRICE" shall be as defined in Section 2.2(b) of this Stock Purchase Agreement.

         "PURCHASER" shall have the meaning ascribed to such term in the introductory paragraph of this Stock Purchase Agreement.

         "SECTION 4 CLAIM" shall have the meaning ascribed to such term in
Section 8.2(b) of this Stock Purchase Agreement.

         "SERVICE AGREEMENTS" shall mean the David Snook Service Agreement, the Christine Butterworth Service Agreement and the Neal Barrington Service Agreement.

         "SHAREHOLDERS" shall have the meaning ascribed to such term in the introductory paragraph of this Stock Purchase Agreement.

         "SHARES" shall have the meaning ascribed to such term in the first recital paragraph of this Stock Purchase Agreement.

         "DAVID SNOOK SERVICE AGREEMENT" shall mean that certain Service Agreement to be entered into as of the Closing Date between David Snook and the Company, a copy of the form of which is attached hereto as Exhibit "C".

         "STUB END DATE" shall have the meaning ascribed to such term in
Section 7.4(b)(i) of this Stock Purchase Agreement.

         "SUBSIDIARY" shall mean, with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

         "TANGIBLE PROPERTY" shall mean the real property, facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other fixed assets used in the business of the Company.

         "TAXATION" shall mean all forms of taxation, duties, imposts, levies and rates whenever imposed and whether of the United Kingdom or elsewhere and in particular (but without prejudice to the generality of the foregoing) includes income tax, withholding taxes, corporation tax, capital gains tax, capital transfer tax, inheritance tax, value added tax, customs duties, excise duties, betterment levy, development land tax, stamp duty, stamp duty reserve tax, capital duty, general and water rates, community charge, national insurance contributions, social security or other similar contributions and generally any other taxes, duties, imposts, levies or

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other amounts (whether of a like nature or not) and any interest, penalty or fine in connection therewith.

         "TAXING AUTHORITY" shall mean a Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any form of Taxation.

         "TAX RETURNS" shall mean returns, reports and forms required to be filed with any Taxing Authority.

         "VENDORS' SOLICITORS" shall mean Cobbetts, Ship Canal House, King Street, Manchester M2 4WB.

         "WORKING CAPITAL" shall mean the Company's current assets (specifically including prepaid amounts reflected on the Closing Date Balance Sheet as current assets under GAAP) less the Company's current liabilities (including the current portion of long term debt and specifically including as a current liability the amount of Taxation accrued or accruable under GAAP by the Company with respect to its income, assets, business, operations, activities and status attributable to the period from June 1, 1998 to the date of the Closing Date Balance Sheet), determined in accordance with GAAP.

         1.2. References to Pounds. Reference to pounds or "(pound)" in this Stock Purchase Agreement shall mean United Kingdom Pounds.

         2. Sale and Transfer of Shares; Purchase Price.

         2.1. Purchase and Sale. Subject to the terms and conditions of this Stock Purchase Agreement, Purchaser shall purchase the Shares from the Shareholders and the Shareholders shall sell and transfer the Shares to Purchaser, with full title guarantee, free and clear of all Encumbrances, relying on the representations and warranties of the Shareholders herein contained, for the Purchase Price set forth in Section 2.2 hereof.

         2.2. Purchase Price; Closing Adjustment. (a) The "PURCHASE PRICE" for the Shares, which may be subject to adjustment after the Closing as provided in
Section 2.2(c), shall be paid by Purchaser at the Closing as follows:

              (i) The "PRELIMINARY PURCHASE PRICE" shall be (pound)4,800,000, subject to adjustment as provided in Section 2.2(c) below.

              (ii) At closing, the Preliminary Purchase Price shall be paid as follows:

                   A) (pound)4,500,000 to Vendors' Solicitors, whose receipt shall be a valid discharge to the Purchaser (who shall not be concerned as to the allocation thereof), payable by wire transfer at the direction of Vendors' Solicitors; and

                   B) the remaining (pound)300,000 of the Preliminary Purchase Price shall be paid to the Deposit Account and shall constitute the Deposit pursuant to

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         Section 8.7(b), (pound)250,000 of which shall be paid on the date hereof and the balance of which shall be paid no later than September 3, 1998.

              (b)(i) Not later than 60 days after the Closing Date, Purchaser shall cause the Company to prepare and deliver to the Shareholders an unaudited balance sheet of the Company as at the close of business on the Business Day immediately preceding the Closing Date (the "CLOSING DATE BALANCE SHEET"). The Closing Date Balance Sheet shall be prepared in conformity with GAAP, applied on a basis consistent with the bases and policies of accounting practices adopted for the preparation of the Audited Financial Statements, subject, however, to (x) changes resulting from normal year-end audit adjustments that will not, in the aggregate, be material and (y) the absence of the type of notes that would customarily be included in a financial statement prepared in accordance with GAAP.

              (ii) Unless the Shareholders, within 30 days following receipt of the Closing Date Balance Sheet, give Purchaser a notice objecting thereto and specifying the basis for such objection and the amount in dispute ("NOTICE OF OBJECTION"), the Closing Date Balance Sheet shall be considered accepted and binding upon Purchaser and the Shareholders.. If within 30 days following the receipt of the Closing Date Balance Sheet the Shareholders give a Notice of Objection to Purchaser, Purchaser and the Shareholders shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 30 days after Notice of Objection was first given by the Shareholders, the remaining disputed items may be submitted at the written request of either side to an accounting firm agreed by the parties or, failing such agreement, a firm designated by the President for the time being of the Institute of Chartered Accountants for England & Wales (the "NONPARTISAN ACCOUNTANTS"), acting as experts and not as arbitrators, for final resolution. After affording each of the Shareholders and the Shareholders' representatives and Purchaser and Purchaser's representatives the opportunity to present their positions as to the disputed items and their position on the other's position (which opportunity, in total, shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items. Such resolution shall be final and binding upon the parties (in the absence of manifest error) and shall be reflected in any necessary revisions to the Closing Date Balance Sheet. The fees, costs and expenses of the Nonpartisan Accountants shall be allocated between Purchaser and Shareholders by the Nonpartisan Accountants. In the absence of any such allocation, such expenses shall be shared as to one half by the Shareholders and as to one half by Purchaser. Shareholders shall have full access to all records of the Company reasonably necessary to accomplish their review of the Closing Date Balance Sheet. The parties shall cooperate with each other in all respects to timely complete the process described in this sub-Section.

              (c) If the Working Capital as of the Closing Date as reflected on the Closing Date Balance Sheet (as adjusted, if necessary, to reflect the resolution of any disputed items pursuant to Section 2.2(b)(ii)) is greater or less than (pound)100,000, the Purchase Price shall be increased above or decreased below the Preliminary Purchase Price by an amount equal to such excess or shortfall, as the case may be, Any excess of the Purchase Price over the Preliminary Purchase Price shall be paid by Purchaser to the Vendor's Solicitors, whose receipt shall be a valid discharge to the Purchaser (who shall not be concerned as to the allocation thereof), and any decrease of the Purchase Price below the Preliminary Purchase

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    Price shall be paid by the Shareholders (in accordance with the percentages set forth in Schedule 1) to Purchaser, in each case by wire transfer of immediately available funds, as follows: (i) if no Notice of Objection is delivered by the Shareholders, such amount shall be paid within three (3) Business Days of the expiration of the 30-day period for delivery of such Notice of Objection; or (ii) if Notice of Objection is delivered by the Shareholders, (x) any net undisputed amounts due from the Shareholders to Purchaser or from Purchaser to the Shareholders, shall be paid within five Business Days after delivery of such Notice of Objection, and (y) the remaining amount, if any, due from the Shareholders to Purchaser or from Purchaser to the Shareholders, shall be paid within five Business Days after the date all disputed items are finally resolved in accordance with Section 2.2(b)(ii) above. Any amounts not paid when required pursuant to this Section 2.2(c) shall bear interest from the required date of payment to the date of actual payment at the rate of 4% per annum over Barclays Bank base rate as from time to time announced, whether before or after judgment.

         2.3. Allocation of Amounts Among Shareholders. The parties hereto hereby acknowledge and agree that any and all amounts in respect of the Purchase Price or the Preliminary Purchase Price payable (i) by Purchaser to Shareholders pursuant to this Stock Purchase Agreement are intended to be, and shall be, allocated among the Shareholders in accordance with each Shareholder's Pro Rata Share, and (ii) by the Shareholders to Purchaser in connection with the adjustment contemplated by Section 2.2(c) of this Stock Purchase Agreement are intended to be, and shall be, paid by the Shareholders in accordance with each Shareholder's Pro Rata Share.

         3. The Closing.

         3.1. Place and Time. The closing of the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Cobbetts, Manchester at 11:00 A.M. on September 1, 1998 (the "CLOSING DATE").

         3.2. Deliveries by Shareholders. At the Closing, in exchange for the payment by Purchaser of the Preliminary Purchase Price, the Shareholders shall deliver, or shall cause the Company to deliver, to Purchaser the following:

         (a) share certificates representing the number of Shares set forth opposite each Shareholder's name on Schedule 1 hereto, in each case accompanied by stock transfer forms, duly executed in blank, in a form sufficient to permit the valid transfer to Purchaser of title to the Shares free and clear of all Encumbrances;

         (b) the opinion of Paul Andrew Brown, Esq., counsel to Christine Butterworth and Neal Barrington, dated the Closing Date, and addressed to Purchaser, in substantially the form attached hereto as Exhibit "E".

         (c) (i) the statutory books of the Company and, the certificate of incorporation of the Company and (ii) copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies for registration and all other resolutions passed

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    by the Company or any class of members, other than resolutions relating to ordinary business at any annual general meeting of the Company;

         (d) the Deed of Tax Covenant in the form attached hereto as Exhibit "D", duly executed by Shareholders;

         (e) the Service Agreements, duly executed by the applicable Shareholder; and

         (f) Form 8832 duly executed by each Shareholder, as contemplated by
    Section 7.4.

         3.3. Deliveries by Purchaser. At the Closing, in exchange for the delivery of the items referred to in Section 3.2 hereof, Purchaser shall, as applicable,

         (a) in respect of the Purchase Price for the Shares, remit the Preliminary Purchase Price as provided in Section 2.2.

         (b) deliver the opinion of Brian Meyer, Esq., General Counsel of the Purchaser, dated the Closing Date and addressed to the Shareholders, in substantially the form attached hereto as Exhibit "F";

         (c) cause the Company to execute and deliver the Service Agreements;
    and

         (d) execute and deliver the Deed of Tax Covenant.

         3.4 Actions by Shareholders. Effective with the Closing, the Shareholders shall procure that board meetings of the Company shall be held at which it shall be resolved that:

         (a) Ian L. M. Thomas, Brian Meyer, Steven Hunt and Richard Moeller shall be appointed directors of the Company;

         (b) all existing authorities to the bankers of the Company relating to bank accounts be revoked and such persons as the Purchaser may nominate to operate the same be approved; and

         (c) the Service Agreements be approved.

         4. Representations and Warranties of the Shareholders. Each of the Shareholders, severally and individually, represents and warrants to Purchaser as follows:

         4.1. Due Authorization of the Shareholders. The execution, delivery and performance by such Shareholder of this Stock Purchase Agreement are within his or her full legal right, power and authority, do not contravene, permit the termination of or constitute a default under any agreement or other instrument binding upon such Shareholder, and will not result in the creation or imposition of any lien, charge or encumbrance in favor of any third Person upon the Shares owned by such Shareholder. The execution, delivery and performance by such Shareholder of this Stock Purchase Agreement do not require the consent of any Person, and do not require any action by or in respect of any filing with, or the consent, approval or

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authorization of, any Governmental Body or official, except those consents, approvals or authorizations that have been obtained, and do not violate any provision of any applicable law or regulations or any judgment, decree or order to which such Shareholder is subject. Each of the Shareholders hereby waives his or her pre-emptive rights under the Company's Memorandum and Articles of Association in respect of the sale and purchase of the Shares pursuant to this Agreement.

         4.2. Execution and Enforceability With Respect to the Shareholders. This Stock Purchase Agreement has been duly and validly executed and delivered by or on behalf of such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally and general principles of equity.

         4.3. Ownership of Shares by Shareholders. The Shares shown as being owned by such Shareholder on Schedule 1 hereto are owned beneficially by him or her and will be transferred with full title guarantee, duly registered, free and clear of any lien or other Encumbrance and delivery to Purchaser pursuant to the provisions of this Stock Purchase Agreement and will transfer to Purchaser valid title thereto, free and clear of all liens and Encumbrances.

         5. Representations and Warranties of the Shareholders with Respect to the Company. Subject to Section 7.7, the Shareholders, jointly and severally, represent and warrant to Purchaser as follows (any limitation below which is "to the knowledge of any Shareholder" shall mean to his or her best knowledge, information and belief):

         5.1. Organization and Good Standing of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of England and has full corporate authority to conduct its business as it is now being conducted. The Company is duly qualified to do business in, and is in good standing under the laws of, each state or other jurisdiction with respect to which the nature of the Company's assets and business requires it to be so qualified.

         5.2. Certificate of Association. The Shareholders have caused the Company to deliver to Purchaser true and complete copies of its Certificate of Incorporation and Memorandum and Articles of Association (certified by the Company's secretary or assistant secretary). There have been no amendments to the Company's Certificate of Incorporation or Memorandum and Articles of Association since they were filed at Companies House.

         5.3. Subsidiaries and Affiliates. The Company has no Subsidiaries and does not own, directly or indirectly, any interest in any other Person, except as shown on Schedule 5.3.

         5.4. Capitalization. The authorized equity securities of the Company consist of 380,000 ordinary shares, par value (pound)1 per share, of which 380,000 shares are issued and outstanding as of the date of the execution of this Stock Purchase Agreement and constitute the Shares. The Shares are beneficially owned and held of record, as of the date of the execution of this Stock Purchase Agreement, by the Persons listed on and in the respective amounts set forth

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on Schedule 1 hereto. The Shares are duly authorized, validly issued, fully paid, and free of all preemptive rights and constitute the only issued and outstanding capital stock of the Company. The Shares constitute the only Equity Securities of the Company. Schedule 5.4 is a list of the Company's directors, Secretary, auditors and its registered office.

         5.5. Outstanding Options and Other Rights. There are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options, or other agreements of any kind to purchase or otherwise receive from the Company any of the Shares or any of the authorized but unissued shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind issued by the Company convertible into capital stock of the Company. The Company has never repurchased any of its own Equity Securities.

         5.6. Absence of Conflict; Effect of Sale of the Shares.

         (a) Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default under any agreement or instrument to which the Company is now a party or relieve any other party to a contract with the Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

         (b) To the knowledge of any Shareholder, neither entering into nor completing this Agreement will or is likely to cause the Company to lose the benefit of any right or privilege it presently enjoys or any person who normally does business with or gives credit to the Company not to continue to do so on the same basis or any officer or senior employee of the Company to leave its employment. To the knowledge of any Shareholder, the attitudes or actions of customers, suppliers, employees and other persons with regard to the Company will not be prejudicially affected by the sale of the Shares to Purchaser.

         (c) Neither entering into nor completing this Agreement will or is likely to cause the Company to violate any statute or law in the United Kingdom or any judgment, decree, order, regulation or rule of any court or other Governmental Body in the United Kingdom applicable to the Company.

         5.7. Consents and Approvals. The execution and delivery of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby and the continuation in full force and effect following the consummation of the transactions contemplated hereby of all contracts and agreements set forth on
Schedule 5.13, do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person or Governmental Body.

         5.8. Financial Statements. True and complete copies of the Audited Financial Statements have been delivered to Purchaser. The Audited Financial Statements fairly present the financial position of the Company and the results of operations of the Company for the period covered by such financial statements, and have been prepared in accordance with GAAP consistently applied.

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         (a) The bases and policies of accounting adopted for the purpose of preparing the Audited Financial Statements are the same as those adopted in preparing the audited consolidated accounts of the Company in respect of the two accounting periods of the Company last preceding the Balance Sheet Date.

         (b) The Audited Financial Statements give a true and fair view of the Company at the Balance Sheet Date and of the assets and liabilities of the Company at the Balance Sheet Date and of the profits and losses of the Company for the financial period ended on the Balance Sheet Date.

         (c) The Audited Financial Statements comply with the requirements of the Companies Acts 1985 to 1989 and with current Financial Reporting Standards and Statements and Standards of Accounting Practice applicable to a United Kingdom company.

         (d) To the full extent required by GAAP, the Audited Financial
    Statements:

         (i) disclose all the assets of the Company as at the Balance Sheet
    Date;

         (ii) make full provision for all Liabilities of the Company as at the Balance Sheet Date;

         (iii) make proper provision (or note in accordance with good accounting practice) for all contingent liabilities of the Company as at the Balance Sheet Date; and

         (iv) make provisions reasonably regarded as adequate for all bad and doubtful debts of the Company as at the Balance Sheet Date.

         (e) proper provision or reserve has been made in the Audited Financial Statements for all Taxation liable to be assessed on the Company or for which it is or may become accountable in respect of:

         (i) profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date;

         (ii) any transactions effected or deemed to be effected on or before the Balance Sheet Date or provided for in the Audited Financial Statements;

         (iii) distributions made or deemed to be made on or before the Balance Sheet Date or provided for in the Audited Financial Statements; and

         (iv) deferred Taxation in accordance with accounting principles and standards generally accepted at the date of this Agreement in the United Kingdom.

         (f) Except as disclosed by the Audited Financial Statements and save in so far as full provision is made in them in a deferred taxation account for Taxation in respect of any chargeable gains or balancing charges which would arise or accrue in respect of any asset or machinery and plant or disposal thereof at the values at which they are included in them, no asset is included in the Audited Financial Statements at such value that if it were obtained on the disposal or deemed disposal of the asset a chargeable gain or balancing charge would arise or accrue.

         (g) Except as disclosed in Schedule 5.8, the profits of the Company for the three years ended on the Balance Sheet Date as shown by the Audited Financial Statements and by the audited accounts of the Company for those previous periods delivered to the Purchaser and the trend of profits thereby shown have not (except as disclosed in such accounts) been affected by inconsistencies in accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by other factors rendering such profits for all or any of such periods exceptionally high or low.

         (h) The statutory books, books of account and other records of whatsoever kind of the Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in its possession or under its control and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

         5.9. No Material Adverse Change. Since the Balance Sheet Date, there has been no material adverse change in the business, results of operations or financial position of the Company, nor has there been any material damage, destruction or loss of any material assets or properties of the Company that has had a material adverse effect on the financial position or business or the condition of the Company. Since the Balance Sheet Date, except as disclosed on
Schedule 5.9, the Company has not taken any of the following actions:

         (a) amended its Memorandum and Articles of Association;

         (b) issued, sold or otherwise disposed of any of its Equity Securities, or created or suffered to be created any Encumbrance thereon, or reclassified, split up or otherwise changed any of its Equity Securities or granted or entered into any options, covenants or calls or other rights to purchase or convert any Liability into its Equity Securities;

         (c) established any Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business (other than portfolio investments in marketable securities) or made any capital contribution to or other investment in any Person;

         (d) incurred or guaranteed any indebtedness for borrowed money, except to the extent required in the ordinary course of business or for leases entered into in the ordinary course of business, or permitted any Encumbrances to be created against any of the

    Company's assets other than Encumbrances arising by operation of law which are not being enforced;

         (e) paid, discharged or satisfied any Liability other than in the ordinary course of business; provided, however, that the Company may have, on or prior to the Closing Date, applied all or any portion of its cash and cash equivalents to pay down any Liability of the Company;

         (f) except as contemplated by the Service Agreements, made or granted any increases in salaries, bonuses or other remuneration to any of the Company's employees, except in the ordinary course of business (including pursuant to Service agreements or plans in effect as of the date hereof), in accordance with its historical practices;

         (g) sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of or agreed to sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of any material portion of its assets or properties or any other material right, including, without limitation, the Tangible Property and the Intangible Property, except for fair consideration and in the ordinary course of business;

         (h) other than the Service Agreements, entered into, amended, modified or terminated any agreement or commitment having a term in excess of one year or involving consideration or value in excess of (pound)25,000, except in the ordinary course of business consistent with past practices;

         (i) cancelled any debts or affirmatively waived any claims or rights of substantial value, except for cancellations made or waivers granted in the ordinary course of business, which, in the aggregate, are not material;

         (j) declared or paid any dividend or made any other payment or distribution in respect of its Equity Securities;

         (k) made capital expenditure commitments in excess of (pound)25,000 in the aggregate;

         (l) in any other manner, modified, changed or otherwise altered the fundamental nature of the business of the Company as conducted on the Balance Sheet Date;

         (m) made any loan to any Person;

         (n) delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business; or

         (o) made any material change in any accounting principles followed by it or the method of applying such principles.

         5.10 Taxation Matters. (a) All Tax Returns required to be filed by, or with respect to, the Company prior to the Closing Date have been filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Taxing Authority. Except as disclosed on Schedule 5.10, the Closing of the transactions contemplated by this Agreement does not result in the ending or deemed ending of a tax period for the Company or otherwise require the filing of any Tax Return for the Company with any Taxing Authority to which the Company has been subject in the past.

         (b) Schedule 5.10 hereto lists all Tax Returns of the Company that have been agreed by any Taxing Authority. Schedule 5.10 also describes all adjustments to Income Tax Returns filed by, or on behalf of, the Company that have been proposed by any representative of any Taxing Authority in currently pending Tax audits, and the resulting Income Taxation, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that are proposed to be assessed thereon, if any) as a result of such examinations have been reserved against in the Audited Financial Statements or are being contested in good faith by appropriate proceedings. Other than as set forth on Schedule 5.10 hereto, neither the Company nor any Shareholder has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxation for which the Company may be liable.

         (c) Except as set forth on Schedule 5.10, the Company has paid, or made provision as a current item on the Balance Sheet for the payment of, all Taxation with respect to operations of the Company up to and including the Balance Sheet Date, including, without limitation, all Taxation reflected on the Tax Returns referred to in Section 5.10(a) hereof. Except as set forth on Schedule 5.10, the charges, accruals and reserves with respect to Taxation on the books of the Company are adequate (determined in accordance with GAAP consistently applied) and are at least equal to the Company's liability for Taxation shown on the Balance Sheet. There exists no known proposed tax assessment against the Company except as disclosed in the Balance Sheet or on Schedule 5.10. All Taxation that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. There are no Encumbrances with respect to Taxation upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for Taxation not yet due or payable).

         (d) There is no existing tax sharing agreement that may or will require that any payment be made by or to the Company on or after the Closing Date.

         (e) The Company has never been included in a consolidated Tax Return filed by any other Person.

         (f) In addition to, and not by way of limiting the foregoing provisions of this Section 5.10, the Shareholders, jointly and severally, make the specific representations and warranties on tax issues included on
    Schedule 5.10A hereto.

         5.11 Employee Matters. In addition to other employee related matters in this Section 5, the Shareholders, jointly and severally, make the representations and warranties contained in Schedule 5.11 with respect to employees or, where expressly stated, former employees of the Company.

         5.12. Compliance With Law. (a) Save in relation to the Data Protection Act 1984 (which is provided for in sub-Section 5.12(d) below), the operation of the business of the Company has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies, excluding those relating to Environmental Laws (which are called for in Section 5.27 hereof). Except as described on Schedule 5.12, the Company has all licenses, permits, orders, consents and approvals of, and has made all required registrations with, any Governmental Body that are required for the conduct of the business of the Company, excluding those relating to compliance with Environmental Laws (which are discussed in Section 5.12(b) hereof). All such licenses, permits, orders, consents and approvals are in full force and effect, no material violations are or have been recorded in respect thereto, and no investigation or inquiry is pending or, to the knowledge of any Shareholder, threatened, to revoke or limit any such license, permit, order, consent or approval.

         (b) With the exception of the loans, debts and securities particulars of which are contained in Schedule 5.12, there are:

         (i) no loans made by the Company to the Shareholders and/or any director of the Company and/or any of their Affiliates and the Company has not been a party to any transaction to which any of the provisions of s.320 (substantial property transactions involving directors, etc.), s.322 (liabilities arising from contravention of s.320) or s.330 (general restrictions on loans etc. to directors and persons connected with them) Companies Act 1985 may apply;

         (ii) no debts owing to the Company by any of the Shareholders and/or any director of the Company and/or any Affiliates of any of the Shareholders; and

         (iii) no debts owing by the Company other than debts arising in the ordinary course of business.

         (c) The Company has at all times complied with the Money Laundering Regulations 1993.

         (d) Except as disclosed on Schedule 5.12, the Company has not received an enforcement notice, deregistration notice or transfer prohibition notice under the Data Protection Act 1984.

         5.13. Contracts and Other Agreements. Schedule 5.13 hereto sets forth all of the following contracts and other agreements (written or oral) to which the Company is a party or by or to which it or its assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, shareholder or other Affiliate of the Company or with any other current employee or consultant of the Company or with an entity in which any of the foregoing is an Affiliate; (ii) contracts and other agreements with any labor union or association representing any employee of the Company; (iii) contracts and other agreements with any Person to provide goods or services that cannot be cancelled by the Company on notice of 90 days or less without penalty or other onerous obligation; (iv) contracts and other agreements for the sale or purchase of any assets or services in excess of (pound)10,000, (v) joint venture or partnership agreements; (vi) contracts and other agreements under which the Company agrees to indemnify any Person in an amount in excess of (pound)10,000 or to pay or share the tax liability of any Person; (vii) contracts and other agreements containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area; (viii) contracts and other agreements relating to the lending or borrowing of money by the Company, including, without limitation, capitalized leases and installment purchase obligations; (ix) the Company's main office lease and any other contracts and agreements pursuant to the terms of which there is a direct current or future obligation of the Company to make payments in excess of (pound)10,000; (x) any guarantees of indebtedness given by the Company in respect of indebtedness or other obligations of any Person (xi) any contract with or for the benefit of the Shareholders, or any one of them, including, without limitation, the Pension Schemes and (xii) any other contract not made in the ordinary course of business which is material to the Company and is to be performed in whole or in part after the Closing Date. All such contracts and other agreements are in full force and effect and are binding upon the Company. The Company is not in default in any material respect under any of such agreements, has not received any notice of a default and, to the knowledge of any Shareholder, no other party to any such contract or other agreement is in default thereunder and no condition exists that constitutes a material default thereunder. The Company has made available to Purchaser true and correct copies of all written contracts and other agreements listed on Schedule 5.13 hereto for its review.

         5.14. Actions and Proceedings. Except as disclosed on Schedule 5.14:

         (a) Since the Balance Sheet Date no claim for damages or seeking any other relief has been made against and notified to the Company.

         (b) The Company is not engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) and is not being prosecuted for any criminal offense and there are no such proceedings or prosecutions, to the knowledge of the Shareholders, pending or threatened.

         5.15. Insurance. Schedule 5.15 hereto sets forth a list of all insurance policies of any nature maintained as of the date of this Stock Purchase Agreement by or on behalf of the Company and relating to its business and/or assets. Such policies are in full force and effect. Except for claims set forth on Schedule 5.15 hereto, there are no outstanding unpaid claims under any such policy.

         5.16. No Broker's, Finder's or Similar Fees. The Company has not, and the Company's officers, directors and employees have not, and the Shareholders have not, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commission or similar payment in connection with the transactions contemplated by this Stock Purchase Agreement.

         5.17. Tangible Property. The Tangible Property is in good operating condition and repair, having regard to its age and the purpose for which it is used, and is reasonably suited for its intended purposes and current operations, subject to normal wear and tear. All material leases, conditional sale contracts, franchises or licenses pursuant to which the Company may hold or use any interest owned or claimed by the Company in or to the Tangible Property are in full force and effect, and free and clear of all Encumbrances (other than any retention of title provisions arising in the ordinary course of business which are not being enforced).

         5.18. Intangible Property. The Company has the right to use the Intangible Property, free and clear of all claims or rights of others. As of the Closing Date, the conduct by the Company of its business does not infringe upon or violate the patents, trademarks, trade names, service marks, trade secrets, copyrights, licenses or other intellectual property rights of any other Person. Schedule 5.18 hereto sets forth all the Intangible Property. The execution, delivery, and performance of this Stock Purchase Agreement and the transactions contemplated hereby will not result in the loss or impairment of, or in any other way adversely affect, any of the Intangible Property.

         5.19. Liabilities. The Company has not, except in the ordinary course of business, incurred any Liabilities since the Balance Sheet Date. Since the Balance Sheet Date, all Liabilities becoming due and payable have been paid in the ordinary course of business consistent with past practices.

         5.20. Title to Assets. The Company owns no real property. Except as shown on Schedule 5.20, the Company has good and marketable title to all of its assets including, without limitation, all of the Tangible Property, Intangible Property, and other assets reflected on the Balance Sheet or described in Sections 5.17 and 5.18 hereof, in each case free and clear of any Encumbrances, except for (i) Encumbrances specifically described in the notes to the Audited Financial Statements; (ii) assets used, sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date; (iii) Encumbrances securing Taxation, assessments, governmental charges or levies, or the claims of warehousemen, service providers, carriers, landlords and like Persons, all of which are not yet due and payable or are being contested in good faith or are otherwise not being enforced; or (iv) assets held or used pursuant to any lease listed on Schedule 5.13 hereto.

         5.21. Labour Relations. There are no labour disputes, material grievances, arbitration proceedings or any union organization activities, strikes, work stoppages or slowdowns pending, or to the knowledge of any Shareholder, threatened between the Company and any of its employees or their representatives. There are no charges of unfair labour practices pending, or to the knowledge of any Shareholder, threatened against the Company before any governmental, regulatory or administrative agency.

         5.22. Accounts Receivable. Except as shown on Schedule 5.22, (i) all of the accounts and notes receivable that have been recorded on the books of the Company are bona fide and represent accounts and notes receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts and notes receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of (pound)10,000); (ii) all of such accounts and notes receivable are free and clear of any and all Encumbrances and other adverse claims and charges and none of such accounts or notes receivable is subject to any offset or claim; (iii) no obligor on any such account or note receivable has given notice to the Company that it will or may refuse to pay the full amount or any portion thereof; and (iv) no such accounts have been subject to being factored, invoice discounted or other similar arrangement.

         5.23. Improper Payments. Neither the Company nor the Shareholders, directly or through any intermediary, nor any of the officers, directors, employees, agents or affiliates of the Company or the Shareholders have made, directly or indirectly, any domestic or foreign payments for bribes or other improper or illegal payments or have maintained or permitted to exist any unrecorded bank accounts, "slush" funds or falsified books or any other device that has been intentionally utilized to improperly distort records or reports of the true operating results and financial condition of the Company.

         5.24 Magazines. With respect to each of the Magazines and the other activities of the Company:

         (a) No Shareholder has received explicit notice from any advertiser which expended in excess of (pound)15,000 during the last financial year of the Company for advertising in any of the Magazines or any supplements thereto that it may materially reduce the level of advertising in such publication in the current financial year or thereafter.

         (b) The Company maintains a good working relationship with its advertisers and other customers as is normal for companies in similar businesses and there are no disputes either current or threatened.

         (c) Schedule 5.24 includes, as to each Magazine:

         (i) For each of the last two financial years of the Company, a complete and accurate list of each advertiser or other customer that expended in excess of (pound)15,000 with the Company during either year.

         (ii) A report by Neal Barrington accurately detailing the major customers for each Magazine and the volume of all advertising pages placed in each Magazine for each month for the period January through July, 1998, inclusive.

         (iii) The published rates and rate cards with respect to each Magazine; and

         (d) A report by Neal Barrington accurately describing the circulation policies and quantities for each Magazine for the periods described therein.

         5.25 Full Disclosure. All information contained in this Agreement and the Schedules hereto, including Schedule 5.25, and the documents or agreements referenced in such Schedules, were, when given, true, complete and accurate in all material respects and none of the Shareholders is aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading.

         5.26 Competition and Restrictive Practices.

         (a) The Company is not a party to any agreement, arrangement or concerted practice and is not carrying on any practice which in whole or in part:

         (i) is or requires to be registered under the Restrictive Trade Practices Acts;

         (ii) contravenes Articles 85(1) or 86 of the Treaty of Rome or which has been notified to the Commission of the European Communities for negative clearance, exception or other administrative measure;

         (iii) contravenes the provisions of the Consumer Credit Act 1974;

         (iv) contravenes or is invalidated by the provisions of the Resale Prices Act 1976;

         (v) constitutes an anti-competitive practice as defined in the Competition Act 1980; or

         (vi) contravenes or is invalidated by any anti-trust legislation in any other jurisdiction where the Company has assets or carries on business.

         (b) The Company has not received any notification that proceedings under any applicable anti-trust law have been initiated nor are any such proceedings contemplated by any of the Shareholders or any of the directors of the Company nor has any claim been made or threatened alleging any anti-trust law contravention.

         5.27 Environmental Issues.

         (a) To the knowledge of any Shareholder, the Company has obtained all necessary Environmental Licenses and complied with the terms and conditions of such Environmental Licenses and all other applicable Environmental Laws.

         (b) Neither the Company nor any of its directors, officers or employees nor, to the knowledge of any Shareholder, any Person for whose acts or defaults the Company may be vicariously liable is involved in any legal, administrative, civil, criminal, arbitration or other proceedings or investigations in relation to any Environmental Law or any Environmental License or concerned with the pollution or protection of the environment or the protection of or harm to the health of humans, animals or plants in any jurisdiction and, to the knowledge of any Shareholder, none such are pending or threatened by or against the Company or any such Person and there are no facts or circumstances that may give rise to any such proceedings, arbitration or investigations.

         (c) To the knowledge of any Shareholder, the Company does not own, use or occupy and has not owned, used or occupied any land, water supply, plant or equipment, which contains or has contained a Hazardous Substance or which is or has been used for the deposit, storage, treatment or disposal of waste or sewage or been affected by any pollution, noise or nuisance from any other land or activity thereon or use thereof and, to the knowledge of any Shareholder, no land or water supply adjoining any land or water supply owned, used or occupied by the Company has contained or contains any such Hazardous Substance.

         (d) To the knowledge of any Shareholder, no landfill extraction or mining operations have been carried out on any land in the immediate vicinity of any land owned, used or occupied by the Company.

         (e) The Company has not discharged or emitted into or on to the environment any Hazardous Substance in breach of the terms and conditions of any Environmental License.

         (f) The Company has not received or given any notices or other communications alleging breach of any Environmental Law or Environmental License and, to the knowledge of any Shareholder, there are no facts or circumstances that may give rise to the giving or receipt of any such notice or communication.

         (g) To the knowledge of any Shareholder, the Company has no liability (actual or contingent) arising from Environmental Law to make good, repair, reinstate or clean up land or any other asset or carry out any other works.

         (h) No environmental audit has been or is being carried out by or on behalf of or at the request of the Company and, to the knowledge of any Shareholder, no environmental audit has been or is being carried out in respect of any land owned, used or occupied by the Company.

         As used in this Section 5.27, it is understood that none of the Shareholders has made any inquiry or investigation.

         6. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Shareholders as follows:

         6.1 Due Incorporation and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of England and has all requisite authority to conduct its business as it is now being conducted. The execution, delivery and performance by Purchaser of this Stock Purchase Agreement has been duly and validly authorized by the Board of Directors of Purchaser and, as to Section 9.1, the Board of Directors of GEM and The Official Information Company, and no other proceedings on the part of Purchaser, GEM or The Official Information Company are necessary to authorize the execution, delivery and performance by them of this Stock Purchase Agreement. This Stock Purchase Agreement has been duly and validly executed and delivered by or on behalf of Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting creditor's rights generally and general principles of equity.

         6.2. Consents and Approvals. The execution, delivery and performance by Purchaser of this Stock Purchase Agreement do not require Purchaser or GEM to obtain any consent, approval or action of any Person or Governmental Body.

         6.3. No Broker's, Finders or Similar Fees. Purchaser has not, and Purchaser's Affiliates, officers, directors and employees have not, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commission or similar payment in connection with the transactions contemplated by this Stock Purchase Agreement.

         6.4. Investment Intent. Purchaser is purchasing the Shares for its own account, for investment purposes, and not with a view to the resale or distribution thereof in violation of applicable securities laws.

         6.5. Financing. Purchaser has sufficient financing to allow it to purchase the Shares on the terms set forth in this Stock Purchase Agreement and to consummate the transactions contemplated hereby.

         6.6. Absence of Certain Proceedings. There is no pending Proceeding that has been commenced or to Purchaser's knowledge is threatened to be commenced against Purchaser, that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Stock Purchase Agreement.

         6.7. Absence of Conflict. Neither the execution and delivery of this Stock Purchase Agreement by Purchaser nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in the breach of any provision of the Certificate of Incorporation or Memorandum and Articles of Association of Purchaser, (ii) violate, be in conflict with or constitute a default under any agreement or commitment to which Purchaser is a party or
(iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Purchaser, such that, as a consequence of which violation of (i), (ii) or (iii), any Person would have the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby.

         7. Covenants and Agreements.

         7.1. Expenses. Each party shall bear his, her or its own expenses incurred in connection with this Stock Purchase Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser shall be solely responsible for the stamp duty on the transfer of the Shares hereunder.

         7.2. Further Assurances. Each of the parties hereto shall, and the Shareholders shall cause the Company to, at his, her or its own expense, execute such further documents, agreements, certificates and other instruments and take such further actions as may be reasonably necessary or appropriate to carry out the provisions hereof and the transactions provided for herein.

         7.3. Director and Officer Liability and Indemnification. Purchaser hereby agrees that, for a period of six (6) years after the Closing, it shall not, and shall not permit the Company to, repeal or modify in any manner adverse to the officers and directors of the Company any provision in its Certificate of Incorporation and Memorandum and Articles of Association relating to exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that those individuals serving as the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under the law of its jurisdiction of incorporation.

         7.4. Tax Matters. (a) The Shareholders and Purchaser agree that an election under, inter alia, Section 301.7701 of the Treasury Regulations promulgated under the Code (or any similar provision of the law of any state and local taxing jurisdiction) may be made with respect to the sale of the Shares pursuant to this Stock Purchase Agreement. Such election shall be effective prior to the Closing Date and Shareholders have delivered Form 8832 to Purchaser evidencing their consent to such election. In this regard, Shareholders understand that the Company will be filing for a federal tax identification number with the Internal Revenue Service of the United States of America and that Purchaser and/or the Company will be making an election to adjust the basis of the assets of the Company for tax purposes in the United States under Section 754 of the Code.

         (b) (i) At the direction of, and following approval by, the Shareholders, the Company shall file, on a timely basis, all Tax Returns for the Company with respect to relevant taxable periods that end on or before the Closing Date (each such date also being hereinafter referred to as a "STUB END DATE").

         (ii) Purchaser shall file, or cause to be filed, on a timely basis, all Tax Returns for the Company with respect to accounting reference periods that end after any Stub End Date.

         (c) All transfer, documentary, sales, use, registration and other similar Taxation and fees (including any penalties and interest) incurred in connection with this Stock Purchase Agreement and the transactions contemplated herein shall be paid by the Company (to the extent allowed by law), and Purchaser shall file or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Taxation and fees. The amount of any such Taxation shall be included as a current liability in the Closing Date Balance Sheet.

         (d) Following the Closing, (1) Purchaser shall cause the Company to give the Shareholders and their authorized representatives access to its books and records (and permit Shareholders to make copies thereof), to the extent relating to periods prior to or including any Stub End Date, as the Shareholders may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxation; and (2) Purchaser hereby agrees that it will retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that it will not destroy or otherwise dispose of such materials without first providing the Shareholders with a reasonable opportunity to review and copy such materials.

         7.5 Service Agreements. The execution and delivery of the Service Agreements by the Company and the Shareholders shall be deemed to terminate and supersede any other agreement between the Company and a Shareholder regarding his or her employment with the Company.

         7.6 Non-Competition.

         (a) Definitions. In this Section 7.6 the following shall be defined as:

         (i) "AREA" means any country in which during the Relevant Period the Company was distributing any of the Magazines.

         (ii) "CUSTOMER" means any Person to whom the Company sold any advertising or other services during the Relevant Period and with whom at any time during such period the Shareholder was actively involved.

         (iii) "PROSPECTIVE CUSTOMER" means any Person with whom the Company had negotiations or discussions regarding the possible supply of services during the Relevant Period and with whom at any time during such period the Shareholder was actively involved.

         (iv) "RELEVANT PERIOD" means the 12 months immediately prior to the Closing Date.

         (v) "RESTRICTED PERIOD" means the 24 months following the Closing
    Date.

         (b) Restrictions. Each Shareholder hereby covenants with Purchaser and the Company that during the Restricted Period:

         (i) the Shareholder shall not directly or indirectly be interested or concerned in any business which is carried on in the Area and which:

              (A) concerns the business of the Company and with which the Shareholder was actively involved at any time; or

              (B) is competitive or likely to be competitive with the business of the Company being carried on at the Closing Date.

         (ii) For this purpose, the Shareholder is concerned in a business if:

              (A) he carries it on as principal or agent; or

              (B) he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or

              (C) he or any of his Affiliates has any financial interest (as shareholder or otherwise) in any Person who carries on the business.

         (iii) the Shareholder shall not in the Area directly or indirectly:

              (A) canvass or solicit business for services of similar type to those being provided by the Company as at the Closing Date from any Customer or Prospective Customer on behalf of or with respect to any business or activity in any way competitive with the Company,

              (B) seek to do business or deal with any Customer or Prospective Customer in respect of services similar to those being provided by the Company as at the Closing Date on behalf of or with respect to any business or activity in any way competitive with the Company, or

              (C) canvass or solicit any supplier of the Company with whom the Shareholder was actively involved to cease to supply, or to restrict or vary the terms of supply, to the Company or otherwise interfere with the relationship between such a supplier and the Company.

         (iv) the Shareholder shall not directly or indirectly induce or attempt to induce any employee of the Company or Purchaser who is engaged in an executive, technical or sales capacity by the Company or Purchaser to leave the employment of the Company or Purchaser (whether or not this would be a breach of contract by that employee).

         (c) Validity. The restrictions in this Section are considered by the parties to be reasonable and the validity of each sub-Section shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

         (d) Permitted Investments. Nothing in this Section 7.6 shall preclude any Shareholder from holding or being otherwise interested in shares or other securities of any company which is quoted on any recognized investment exchange (as defined in Section 206(1) Financial Services Act 1986) so long as the interest of the Shareholder in such shares or securities does not exceed 10% of the total amount of such shares or securities. Also, as to David Snook only, this Section 7.6 shall not preclude him from continuing to own and to act with respect to his current shareholding in World's Fair Limited.

         7.7 Schedules. The disclosure of a matter in any Schedule hereto shall, for purposes of the representations and warranties of Section 5 hereof, be deemed applicable to all of said Section 5 and all other Schedules thereunder without the necessity of specific reference to any such Section or Schedule.

         7.8 Tax Indemnity. Based on, and subject to the accuracy of, the hereby given representation and warranty of each Shareholder that he or she is not subject to any Taxation in the United States of America and is neither a citizen nor a resident of such country and he or she is subject to Taxation only in the United Kingdom, Purchaser hereby agrees to indemnify each Shareholder for any Taxation in the United Kingdom or the United States of America to which the Shareholder shall become liable by reason of Purchaser and/or the Shareholders having made the elections described under Section 7.4(a). In addition, anything in Section 8 or in the Deed of Tax Covenant to the contrary notwithstanding, any Taxation which may be assessed against or found to be due from the Company which arises by reason of Purchaser and/or the Shareholders having made the elections described under Section 7.4(a) shall not be subject to indemnity from Shareholders and no such Taxation shall be taken into account for purposes of determining Working Capital for Section 2.2(c).

         8. Survival of Representations and Warranties; Indemnification.

         8.1. Survival. The representations and warranties of the parties to this Stock Purchase Agreement shall survive the Closing for a period of two years from the Closing Date. The right to indemnification under this Section 8 will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Stock Purchase Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or obligation of the Indemnitor.

         8.2. Indemnification Obligations of the Shareholders. (a) Subject to the limitations on indemnification set forth in Section 8.7 hereof, and without prejudice to the right of Purchaser (i) to bring an action for and recover damages with respect to any breach of Section 5 and (ii) to recover under the terms of the Deed of Tax Covenant, from and after the Closing Date, the Shareholders shall jointly and severally indemnify and hold harmless Purchaser, the Company and any of their Affiliates (sometimes referred to collectively in this Section 8 as "Purchaser"), and their respective successors and assigns, from and against any and all amounts due, payable or paid by Purchaser or the Company with respect to any and all Liabilities of the Company, Proceedings, Judgments, obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees) of the Company to the extent attributable to any period ending on or prior to the Closing Date, and then only to the extent such amounts are not recorded as current liabilities on the Closing Date Balance Sheet.

         (b) From and after the Closing Date, each Shareholder shall severally and individually indemnify and hold harmless Purchaser, and its successors and assigns, from and against any and all Liabilities, Proceedings, Judgments, obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any misrepresentation or breach of warranty on the part of such Shareholder under Section 4 of this Stock Purchase Agreement (a claim for indemnification in respect of such a breach being a "SECTION 4 CLAIM").

         8.3. Indemnification Obligations of Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold harmless each of the Shareholders, and each such

Shareholder's successors, assigns, personal representatives and heirs, from and against any and all Proceedings, Judgments, obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees) resulting from (i) any misrepresentation or breach of warranty on the part of Purchaser under the terms of this Stock Purchase Agreement and (ii) any Liabilities of or with respect to the Company arising out of events which occurred on or following the Closing Date.

         8.4. Indemnification Notice. With respect to each event, occurrence or matter (each, an "INDEMNIFICATION MATTER") as to which Purchaser on the one hand or any Shareholder or the Shareholders on the other hand (referred to as the "INDEMNITEE"), is entitled to indemnification from the other (referred to as the "INDEMNITOR") under this Section 8 or pursuant to Section 7.8, within ten days after the Indemnitee receives any written documents underlying an Indemnification Matter, or, if an Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of such Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of such Indemnification Matter and the amount demanded or claimed in connection therewith (an "INDEMNIFICATION NOTICE"). Any failure to give, or any delay in giving, an Indemnification Notice shall not relieve the Indemnitor from any liability that it may have to Indemnitee hereunder, except to the extent that Indemnitor demonstrates that the defense of such action is prejudiced by such failure or delay.

         8.5. Defense of Indemnification Matters. If an Indemnification Matter involves a third party action, suit, claim or demand, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control of the litigation, defense or settlement of such Indemnification Matter (the "DEFENSE"), except that:

         (a) The Indemnitee may, at its option and expense and through counsel of its own choice, participate in (but not control) the Defense.

         (b) The Indemnitor shall not consent to any Judgment or agree to any settlement without the Indemnitee's prior written consent, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor.

         (c) If the Indemnitor does not, within fifteen (15) days of the notice referred to above, retain counsel and otherwise assume the Defense, the Indemnitee may, at its option and through counsel of its choice (who shall be reasonably acceptable to Indemnitor), assume the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee for all reasonable expenses incurred by Indemnitee with respect thereto, including, without limitation, the fees and expenses of counsel.

         (d) In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, furnishing all available documentary or other evidence as is reasonably requested by the other.

         8.6. Indemnification Payments. All amounts owed by an Indemnitor to an Indemnitee with respect to an Indemnification Matter (if any) shall be paid in full, in the manner directed by such Indemnitee, within twenty business days after a final settlement or agreement as to the amount owed is reached, or after a final Judgment (without further right of appeal) determining the amount owed is rendered.

         8.7. Limits on Indemnification; Deposit Account. Notwithstanding the other provisions of this Section 8, except with respect to a Section 4 Claim, the Shareholders' liability under this Section 8, for damages by reason of a breach of any representation or warranty under Section 5 or under the Tax Covenant (except as therein specifically provided) with respect to a Claim shall be limited as follows:

         (a) Deductible. No amount shall be payable by the Shareholders (or any one of them) in respect of a Claim (i) unless the amount due with respect to an individual Claim exceeds (pound)500, and (ii) unless and until the aggregate amount otherwise payable by the Shareholders (or any one of them) with respect to all Claims exceeds (pound)48,000 (the "Deductible"), in which event all amounts in excess of such amount payable by the Shareholders (or any one of them) under this Section 8, for damages for a breach of any representation or warranty under Section 5 or under the Tax Covenant shall be payable in full subject to the limitations contained in this Section 8.7.

         (b) Ceiling. The aggregate liability of each Shareholder under this
    Section 8, for damages for a breach of any representation or warranty under
    Section 5 or under the Tax Covenant in respect of all Claims (other than Section 4 Claims) shall in no event exceed, in the aggregate, his or her Pro Rata Share of the Purchase Price.

         (c) Deposit. The Deposit together with any interest earned thereon will be applied as follows:

         (i) (A) to reimburse to the Purchaser for any price adjustment due pursuant to Section 2.2(c);

             (B) to settle any amount due to and owing to the Purchaser pursuant to the Tax Covenant, by reason of a Section 4 Claim or pursuant to
    Section 8.2;

             (C) on the second anniversary of the Closing Date (subject to Section 8.7(c)(ii)) the Deposit or the balance thereof, together with any interest thereon or the balance thereof, shall be released to the Vendors' Solicitors.

         (ii) if the Purchaser shall have given a notice of a claim pursuant to the Tax Covenant or Section 8.4 prior to the second anniversary of the Closing Date and shall have tried all reasonable endeavors to quantify the amount claimed and notify the Shareholders thereof then to the extent that the amount claimed has as at the date of expiry of such two year period not been agreed between the Shareholders and the Purchaser or has not been determined after a final Judgment (without further right of appeal), the amount in question shall continue to be held in the Deposit Account until the claim has been finally agreed or determined whereupon the claim as agreed or determined shall be settled from the Deposit

    Account (together with interest on such amount from the date of the claim until the date the same is actually paid at the rate specified in
    Section 2.2(c)). After all such claims have been so satisfied, any balance not required to satisfy such claim(s) shall be released to the Vendors Solicitors as soon as reasonably practicable.

         (iii) the Shareholders and Purchaser irrevocably authorize the Vendors' Solicitors and Charles Russell (solicitors for Purchaser) to sign any withdrawal form or other document required to give effect to Section 8.7(c).

         (iv) Purchaser hereby covenants and agrees that in each event in which payments in respect of the indemnity hereunder are due to Purchaser (other than in connection with Section 4 Claims against individual Shareholders), payment in respect of such amounts shall be made first by means of recourse to the Deposit Account. In addition, Purchaser may seek payment in connection with amounts due Purchaser for indemnification claims under the Tax Covenant by means of a direct claim against Shareholders or any one of them; provided, that in no event shall such right result in aggregate or individual liability for the Shareholders or any Shareholder in excess of that contemplated by Section 8.7(b) hereof. Notwithstanding the foregoing,
    Section 4 Claims may be made only against, and payment in respect therefor may be sought only from, the individual Shareholder who is alleged to have breached a representation under Section 4 of this Stock Purchase Agreement.

         (d) Time Limitation. With respect to any Claim, the Shareholders shall have no liability unless Purchaser gives written notice to the Shareholders setting out the particulars of the grounds on which the Claim is based and the amount claimed (i), if the Claim is based on a claim by a third party, within six months of Purchaser having received notice that proceedings have been commenced (by being issued and served on the Company) in respect of the Claim (if not previously satisfied, settled or withdrawn) and (ii), in any event (whether a third party claim or not), within 24 months after the Closing Date. Notwithstanding the preceding sentence, indemnification claims under Sections 8.2 or 8.3 for breaches of covenants to be performed after the Closing Date may be made at any time within 72 months after the Closing Date and the timing of and limitations on any claims under the Tax Covenant shall be governed by such deed. Unless within 6 months of the notice of a claim having been given pursuant to this Section 8.7(d) proceedings have been commenced in respect of such claim (if not previously satisfied, settled or withdrawn) by being issued and served upon at least one of the Shareholders, such claim shall be deemed waived.

         (e) Calculation of Damages. The amount of damages payable by the Shareholders under this Section 8 or for a claim for damages for a breach of a representation or warranty under Section 5 or under the Tax Covenant shall be reduced by any insurance proceeds received by the Purchaser or the Company with respect to the Claim, net of retrospective premium adjustments and similar charges.

         (f) Further Limitations. The following additional matters shall apply to Purchaser's right to receive indemnity or collect damages (other than with respect to a Section 4 Claim) for a Claim.

         (i) a Shareholder's liability shall be limited:

             (A) in respect of any matter, act, omission or circumstance giving rise to a Claim which would not have occurred but for:

             (1) any voluntary act or omission of the Purchaser or the Company or its Subsidiary after Closing done or omitted otherwise than in the ordinary course of business of the relevant company where the Purchaser knew or reasonably ought to have known that such action or omission would give rise to the claim.

             (2) the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any Governmental Body or any increase in the rates of Taxation or any imposition of Taxation not in effect at the date of this Agreement; or

             (3) any change in the accounting reference date of the Company or its Subsidiary or any change in accounting or in Taxation policy or practice of the Purchaser or the Company or its Subsidiary including the method of submission of Tax Returns introduced or having effect after Closing.

             (B) to the extent that the matter giving rise to the claim was done or omitted to be done prior to Closing by the Shareholders at the written request of the Purchaser or its authorized representatives or any of them;

             (C) to the extent that the claim would not have arisen or would have been reduced (and, in such case, only to the extent of such reduction) or eliminated but for an intentional failure on the part of the Purchaser, the Company or its Subsidiary to make any claim, election, surrender or disclaimer or give any notice or consent to do anything after Closing as long as such action would have required no change in the usual conduct of the business of the Company or resulted in no adverse impact on the future Taxation of the Company or Purchaser; and

             (D) in relation to any claim or alleged claim under this Agreement or the Deed of Tax Covenant and without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow, and shall procure that the Company and its Subsidiary allow, the Shareholders and their accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim pursuant to the terms of this Agreement or the Deed of Tax Covenant, and for such purpose the Purchaser shall give, and shall procure that the Company and its Subsidiary give, subject to their being paid all reasonable out-of-pocket expenses, all such assistance as the Shareholders or their accountants or professional advisers may reasonably request including access to and copies of any documents or other information in the possession of the Purchaser or the Company provided that where this Section 8.7(f)(i)(D) conflicts with any provision in the Deed of Tax Covenant, the Deed of Tax Covenant should prevail.

         (ii) if the benefit of a right to receive indemnity or damages under this Agreement or the Deed of Tax Covenant is assigned, the liability of the Shareholders shall be no greater than it would have been if the Purchaser had remained the owner of the Shares and had retained such benefit.

         (g) Purchaser Obligations: (i) The Purchaser confirms that it has not relied upon any warranty, representation, covenant or obligation on the part of Shareholders save for those set out in this Agreement or contained in the Deed of Tax Covenant.

         (ii) Nothing in this Agreement or the Deed of Tax Covenant shall in any way relieve the Purchaser or the Company or its Subsidiary of its duty to mitigate its loss.

         (h) Recovery. The Purchaser shall or (as the case may be) shall procure that the Company shall reimburse to the Shareholders any amounts subsequently recovered by or paid to the Purchaser or the Company from or by any third party in respect of any matter or liability in respect of which the Shareholders have paid any sum to the Purchaser and/or the Company as an Indemnification Matter, for damages by reason of a breach of
    Section 5 or pursuant to the Deed of Tax Covenant; provided always that the Purchaser and/or the Company shall be entitled to deduct therefrom all expenses of recovery and Taxation payable in respect thereof; and, provided further, that in no circumstances shall the Shareholders be entitled to recover any sum in excess of the amount actually paid by them in respect of such Indemnification Matter.

         (i) Interpretation. Each of subsections (a)-(h) of this Section 8.7 shall be construed separately from or cumulative with each of the other such subsections and any other limitation of liability and/or restriction upon the bringing of a claim set out in this Stock Purchase Agreement so as to prevent a claim from being recovered for more than once with respect to a single matter or to minimize so far as may be appropriate the liability of the Shareholders for indemnity or damages under or in consequence of this Stock Purchase Agreement.

         9. Miscellaneous.

         9.1. Guarantee.

             (a) The Official Information Company and GEM Communications L.L.C. (the "Guarantors" and each a "Guarantor") jointly and severally and unconditionally and irrevocably:

             (i) guarantee to the Shareholders to discharge on written demand by any of the Shareholders the due, punctual and complete payment of all sums payable by, the discharge of all liabilities of, and the performance and observance of all obligations of the Purchaser under this Stock Purchase Agreement (such payment obligations, liabilities and obligations of the Purchaser being referred to below as "Obligations"); and

             (ii) undertake to discharge on written demand by any of the Shareholders the Obligations as if the Guarantors were the primary obligors in respect of the same and agree that an obligation to pay money which is not recoverable from the Guarantors under this Stock Purchase Agreement on the basis of a guarantee shall nevertheless be recoverable from the Guarantors as principal debtors by way of indemnity and the Guarantors agree to discharge that liability on written demand.

             (b) The Shareholders need not make demand or proceed against the Purchaser before making demand upon the Guarantors in respect of the Obligations or any of them.

             (c) This guarantee and indemnity is a continuing security and shall remain in full force and effect until all of the Obligations have been discharged and performed in full.

             (d) The obligations of the Guarantors under this Clause 9.1 shall not be affected by any act, omission, matter or thing whatever which, but for this provision, might affect such obligations or operate to release or otherwise exonerate the Guarantors from them and accordingly (without prejudice to the generality of the foregoing) the Shareholders may without the Guarantors' consent and without releasing or reducing the Guarantors' liability to the Shareholders under this Stock Purchase Agreement:

             (i) allow the Purchaser or any other Person any time or indulgence;

             (ii) enter into, renew, vary or end any agreement or arrangement with or liability of the Purchaser or any other Person;

             (iii) renew, vary, refrain from enforcing or release any present or future security or guarantee or indemnity which any of the Shareholders hold from the Purchaser or any other Person; or

             (iv) compound with the Purchaser or any other Person.

             (e) Until all claims of the Shareholders made under this guarantee and indemnity in respect of the Obligations have been discharged in full the Guarantors shall not:

             (i) be entitled to participate in any security held by any of the Shareholders or money received by any of the Shareholders in respect of the Obligations; or

             (ii) in competition with or in priority to any of the Shareholders make any claim against the Purchaser; or

             (iii) make any claim in the liquidation of the Purchaser or take or enforce any security from or against the Purchaser.

             (f) Any security taken by the Guarantors or either of them from the Purchaser shall be held by the Guarantors in trust for the Shareholders as security for the Guarantors' liability to the Shareholders under this Stock Purchase Agreement.

             (g) This guarantee and indemnity is in addition to any other guarantee or security, present or future, held by any of the Shareholders in respect of the Obligations or any of them, and shall not merge with or prejudice such other guarantee or security, or any contractual or legal rights of any of the Shareholders, nor shall this guarantee and indemnity be affected by any other guarantee or security held by any of the Shareholders or any intended guarantee or security in respect of the Obligations being void or unenforceable or not being completed or perfected.

             (h) The Guarantors shall remain liable under this Stock Purchase Agreement notwithstanding any settlement between any of the Shareholders and the Purchaser or any release given by any of the Shareholders to the Guarantors or either of them or the Purchaser until any security given or payment made to any of the Shareholders by the Purchaser or any other Person cannot be avoided or reduced under the law relating to insolvency or liquidation from time to time in force, and the Shareholders shall be entitled to retain any security held by them for the Guarantors' liability until they are satisfied that they will not have to make any repayment under such law.

             (i) The Shareholders may release or compromise the liability under this Stock Purchase Agreement of either Guarantor or grant time or other indulgence to either Guarantor without releasing or reducing the liability of the other Guarantor. Where a liability of one of the Guarantors under any obligation is released or compromised the remaining Guarantor shall continue to be severally liable on that obligation.

         9.2. Notices. All notices, consents, and other communications under this Stock Purchase Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) sent by fax (with receipt confirmed) provided that a copy is sent in the manner provided by clause (c), or (c) when received by the addressee if sent by DHL, Federal Express, Airborne Express, World Courier or other generally recognized international express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

         (a)  If to Purchaser, GEM or The Official Information Company:

              c/o The Official Information Company
              888 Seventh Avenue, 28th Floor
              New York, New York  10106
              Fax No.:  212-247-0026
              Attention: Mr. Ian Thomas

              with a copy to:

              c/o Charles Russell Solicitors
              8-10 New Fetter Lane

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

              London EC4A 1RS
              Fax No.: 44-171-203-0202
              Attention: Simon Wethered, Esq.

         (b) If to the Shareholders, at the address and fax number specified below such Shareholder's signature to this Stock Purchase Agreement, with a copy, if to Christine Butterworth or Neal Barrington, to Roger Hawes, Esq., Cobbetts, Ship Canal House, King Street, Manchester M2 4WB, (Fax No. 44-0161-833-3030) or if David Snook, to Stephen Foster, Esq., Berg and Co., Scottish Mutual House, 35 Peter Street, Manchester M2 5BG (Fax No. 44-0161-834-5566).

         9.3. Applicable Law; Submission to Jurisdiction. (a) This Stock Purchase Agreement and (unless otherwise provided) all amendments hereto and waivers hereunder shall be governed and interpreted in accordance with English law, and (b) any legal action or proceeding with respect to this Stock Purchase Agreement or any of the transactions contemplated thereby may be brought against any of the parties in the courts of England and each of the parties hereby consents generally and unconditionally to the jurisdiction of the aforesaid courts (and the appropriate appellate courts) in any such legal action or proceeding. Each of GEM, The Official Information Company and Purchaser hereby appoints Charles Russell Solicitors, attention: Simon Wethered, Esq., 8-10 New Fetter Lane, London EC4A 1RS, as agents for service of process in England, so long as a copy of any such service is sent to Purchaser at the same time at the address provided above for notice.

         9.4. Assignment. All of the terms and provisions of this Stock Purchase Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This Stock Purchase Agreement shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto.

         9.5. Incorporation of Exhibits and Schedules. The Exhibits (and, as to Exhibits which are separately executed agreements, such agreements in their executed form) and Schedules attached hereto are incorporated into this Stock Purchase Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Stock Purchase Agreement" and the words "herein," "hereof," and words of similar import refer to this Stock Purchase Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Stock Purchase Agreement and any such Exhibit or Schedule save where provided otherwise therein, the provisions of this Stock Purchase Agreement shall control.

         9.6. Severability. Any term or provision of this Stock Purchase Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Stock Purchase Agreement.

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

         9.7. Counterparts. This Stock Purchase Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

         9.8. Captions. The captions in this Stock Purchase Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Stock Purchase Agreement.

         9.9. Publicity. Any press release or other public announcement (other than any report required to be filed with the Securities and Exchange Commission) concerning this Stock Purchase Agreement or the transactions contemplated hereby shall be submitted for review and comment by Shareholders prior to its release to the public.

         9.10. Exclusive Agreement; Amendment. This Stock Purchase Agreement supersedes all prior agreements among the parties with respect to its subject matter, is intended (with the documents referred to herein, including, without limitation the Exhibits and Schedules hereto) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be amended or terminated except by a written instrument executed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the date first written above.


                                            TOIC LIMITED


                                            By: /s/ Howard G. Barnett, Jr.
                                               --------------------------------
                                                Name: Howard G. Barnett, Jr.
                                                Attorney-in-fact pursuant to
                                                that certain Power of Attorney
                                                dated August 28, 1998


Solely for purposes of Section 9 of this Stock Purchase Agreement:

THE OFFICIAL INFORMATION COMPANY


By: /s/ Howard G. Barnett, Jr.
   ---------------------------
    Name: Howard G. Barnett, Jr.
    Title: Director of Business Development


GEM COMMUNICATIONS, L.L.C.


By: /s/ Howard G. Barnett, Jr.
   ---------------------------
    Name: Howard G. Barnett, Jr.
    Attorney-in-fact pursuant to
    that certain Power of Attorney
    dated August 26, 1998

                                            SHAREHOLDERS


                                            /s/ David Snook
                                            ---------------
                                            David Snook

                                            Mythe House
                                            188 Bury Old Road
                                            Heywood  OL10 3LN
                                            United Kingdom
                                            Facsimile No.: 44 01706 361 702


                                            /s/ Christine Butterworth
                                            -------------------------
                                            Christine Butterworth

                                            Rest Harrow
                                            918 Oldham Road
                                            Rochdale  OL11 2BE
                                            United Kingdom
                                            Facsimile No.: 44 01706 711220


                                            /s/ Neal Barrington
                                            -------------------
                                            Neal Barrington

                                            30 Rowlands Road
                                            Summerseat
                                            Bury BL9 5NF
                                            United Kingdom
                                            Facsimile No.: 44 01706 823378

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